Execution Version

PURCHASE AND SALE AGREEMENT
BY AND BETWEEN
TOGA OFFSHORE, LLC,
AS SELLER
AND
AMERICAN MIDSTREAM DELTA HOUSE, LLC,
AS BUYER
Dated as of August 10, 2015

TABLE OF CONTENTS

ion 3.11	Compliance with Laws.............................................................................8

ion 3.17	Budget.......................................................................................................9

7	Investment...............................................................................................10

n 4.8	Information.............................................................................................11

9.5	Governing Law; Venue; Waiver of Immunities; Jury Trial Waiver........23

Exhibits:
Exhibit A – Form of Assignment
Exhibit B – Form of A&R LLC Agreement
Exhibit C – Form of LLC Agreement

Schedules:
Schedule I – Definitions
Schedule II – Seller Knowledge Parties
Schedule III – Buyer Knowledge Parties
Seller Disclosure Schedule

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT is entered into by and between Toga Offshore, LLC, a Delaware limited liability company (“Seller”), and American Midstream Delta House, LLC, a Delaware limited liability company (“Buyer”), as of August 10, 2015 (the “Effective Date”). Each of Buyer and Seller is, individually, a “Party” and, collectively, they are the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them as set forth on Schedule I attached hereto.
RECITALS:
WHEREAS, prior to the Closing, Seller will own 100% of the LLC Interests (the “Company Interests”) of a newly-formed, wholly-owned subsidiary, to be formed as a limited liability company under the Laws of the State of Delaware (the “Company”);
WHEREAS, Seller owns, indirectly, and desires to transfer, or cause to be transferred, to the Company at or prior to the Closing, (a) 45,160.35452 Class A Units of Delta House FPS LLC, a Delaware limited liability company (“FPS LLC”), constituting approximately 49% of the LLC Interests thereof and (b) 2,650.39110 Class A Units of Delta House Oil and Gas Lateral LLC, a Delaware limited liability company (“Lateral LLC”), constituting approximately 49% of the LLC Interests thereof, on the terms and subject to the conditions set forth herein;
WHEREAS, FPS LLC owns the floating production system designated as “Delta House” and located on Block 254 Mississippi Canyon, OS Official Protraction Diagram, NH 16-10, Outer Continental Shelf, Gulf of Mexico, Offshore Louisiana (the “FPS”);
WHEREAS, Lateral LLC owns the oil and gas lateral facilities attached to the FPS, and all equipment, machinery, fixtures, materials, facilities and other assets associated therewith (the “Lateral Facilities”); and
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, 26.33% of the Company Interests (the “Subject Interests”), upon the terms and subject to the conditions set forth in this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I.
PURCHASE AND SALE
Section 1.1    Purchase and Sale of the Subject Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to the Subject Interests, free and clear of all Liens (other than Liens existing under the Organizational Documents of the Company and restrictions on sales of securities under applicable securities Laws), and, in consideration therefor, Buyer agrees to pay Seller the Purchase Price in cash, in accordance with Section 1.2.
Section 1.2    Payment of the Purchase Price. The Purchase Price shall be paid in cash by wire transfer of immediately available funds to the account(s) designated by Seller to Buyer at least three (3) Business Days prior to the Closing Date.
Section 1.3    Delivery of Distribution Amount. At the Closing, Seller shall cause the Company to pay, in cash by wire transfer of immediately available funds, the Distribution Amount to the account(s) designated by Buyer to Seller at least three (3) Business Days prior to the Closing Date.
ARTICLE II.
CLOSING
Section 2.1    Closing. Subject to the satisfaction or, when permissible, waiver of the conditions set forth in ARTICLE VI, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, TX 77002, commencing at 10:00 a.m. local time on the day that is two (2) Business Days after the date on which the last of the conditions set forth in ARTICLE VI (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) is satisfied or, when permissible, waived, or (b) at such other place and on such other date or time as the Parties may mutually agree, including via teleconference or electronic communication (the date and time on which the Closing takes place, the “Closing Date”); provided, that in no event shall the Closing take place prior to September 15, 2015, unless otherwise mutually agreed by the Parties in writing.
Section 2.2    Closing Deliveries.
(a)    At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:
(i)    a counterpart duly executed by Seller of the Assignment Agreement;
(ii)    a counterpart duly executed by Seller and the Company of the A&R LLC Agreement;
(iii)    a certificate prepared in accordance with Treasury Regulations Section 1.1445-2(b) reasonably acceptable to Buyer and duly executed by Seller certifying that Seller is not a foreign person;
(iv)    a certificate duly executed by an officer of Seller, dated as of the Closing Date, in customary form, to the effect that each of the conditions specified in Section 6.1(d) and Section 6.1(e) have been satisfied; and
(v)    any other documents or instruments that, in accordance with the express terms of this Agreement, contemplate delivery by Seller on or prior to the Closing Date.
(b)    At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:
(i)    payment of the Purchase Price in accordance with Section 1.2;
(ii)    a counterpart duly executed by Buyer of the Assignment Agreement;
(iii)    a counterpart duly executed by Buyer of the A&R LLC Agreement;
(iv)    a certificate duly executed by an officer of Buyer, dated as of the Closing Date, in customary form, to the effect that each of the conditions specified in Section 6.2(d) and Section 6.2(e) have been satisfied; and
(v)    any other documents or instruments that, in accordance with the express terms of this Agreement, contemplate delivery by Buyer on or prior to the Closing Date.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLER
Except with respect to representations or warranties expressly made as of a specified date, Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date (except with respect to representations and warranties made as of a specified date, which shall be deemed to be made only as of such date) as follows:
Section 3.1    Seller Organization; Good Standing. Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.
Section 3.2    Authority; Enforceability. Seller has all requisite limited liability company power and authority to execute and deliver the Transaction Documents to which it is or will be a party and to cause the Company to execute and deliver the Transaction Documents to which it is or will be a party and to perform and to cause the Company to perform its obligations hereunder and thereunder and to consummate and cause the Company to consummate the transactions contemplated hereby and thereby, and all limited liability company action required on the part of Seller and the Company for such execution, delivery and performance has been, and, with respect to the Company, will be at or prior to Closing, duly and validly taken. Each of the Transaction Documents to which Seller or the Company is or will be a party has been (in the case of this Agreement), or will be at the Closing (in the case of the other Transaction Documents), duly and validly executed and delivered by Seller or the Company, as applicable, and, assuming the due authorization, execution and delivery by Buyer, constitutes, or will constitute at the Closing, a legal, valid and binding obligation of Seller or the Company, as applicable, enforceable against Seller or the Company, as applicable, in accordance with its terms, except as may be limited by the Remedies Exception.
Section 3.3    No Conflicts; Consents.
(a)    Except as set forth on Section 3.3(a) of the Seller Disclosure Schedule, the execution, delivery and performance by Seller and the Company of the Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any Organizational Document of Seller or any Company Entity; (ii) conflict with or violate any Law applicable to Seller, the Company or the Company Subsidiaries; (iii) result in a breach or violation of, or constitute a default or an event of default under, create or give rise to rights of acceleration, termination or cancellation or a loss of rights or a material benefit under, or give rise to any obligation of the Company or the Company Subsidiaries to make a payment under (in each case, with or without notice or lapse of time, or both), any Contract to which Seller or the Company is a party or any Material Contract or material Permit applicable to the Company Subsidiaries, except, in the case of each of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Assuming the accuracy of the representations and warranties of Buyer in ARTICLE IV, except as set forth in Section 3.3(b) of the Seller Disclosure Schedule, no Consent of, with or to any Governmental Authority or other Person is required to be obtained or made by Seller, the Company or any Company Subsidiary, in connection with the execution, delivery and performance of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated hereby or thereby other than (i) Consents that, if not obtained, or made would not, (A) individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole, or their assets or operations, or (B) materially impair the ability of Seller to deliver the Subject Interests (and, indirectly, the Company Subsidiary Interests) to Buyer free and clear of all Liens (other than Liens existing under the applicable Organizational Documents of the Company Entities and restrictions on sales of securities under applicable securities Laws), in accordance with the terms of this Agreement, and (ii) Consents not required to be obtained or made until after the Closing.
Section 3.4    Capitalization; Ownership of Interests
(a)    Seller owns, beneficially and of record, the Subject Interests, free and clear of all Liens except (i) as may be created by this Agreement and (ii) for Liens existing under the Organizational Documents of the Company and restrictions on sales of securities under applicable securities Laws. The Subject Interests constitute 26.33% of the Company Interests. Seller has the power, authority and legal capacity to sell, transfer, assign and deliver the Subject Interests as provided in this Agreement, and such delivery will convey to Buyer good and valid title to the Subject Interests, free and clear of all Liens (other than Liens existing under the Organizational Documents of the Company and restrictions on sales of securities under applicable securities Laws). The Company Interests have been duly authorized and validly issued, are fully paid (to the extent required by the Organizational Documents of the Company) and non-assessable (except as such nonassessability may be affected by Section 18-607 of the DLCCA). The Company Interests were not issued in violation of applicable Laws or the Organizational Documents of the Company or any other Contract to which Seller or the Company is a party. Other than as expressly set forth in the Organizational Documents of the Company, (A) there are no outstanding or authorized options, warrants, convertible securities or other rights (including preferential purchase rights) or Contracts of any character relating to Company Interests, or obligating Seller or the Company to issue, sell or transfer the Company Interests (or any portion thereof), and (B) neither Seller nor the Company is a party to any voting trust, proxy, or other Contract that affects or relates to the voting or giving of Consent with respect to the Company Interests (or any portion thereof).
(b)    The Company owns, beneficially and of record, 45,160.35452 Class A Units of FPS LLC and 2,650.39110 Class A Units of Lateral LLC (such Class A Units, together the “Company Subsidiary Interests”). The Company Subsidiary Interests have been duly authorized and validly issued, are fully paid (to the extent required by the Organizational Documents of the Company Subsidiaries) and non-assessable (except as such nonassessability may be affected by Section 18-607 of the DLLCA). None of the Company Subsidiary Interests (or any portion thereof) was issued in violation of applicable Laws or the Organizational Documents of the applicable Company Subsidiaries or any other Contract to which Seller or any Company Entity is a party.
(c)    Other than as expressly set forth in the Organizational Documents of the applicable Company Subsidiary, (i) there are no outstanding or authorized options, warrants, convertible securities or other rights (including preferential purchase rights) or Contracts of any character relating to the Company Subsidiary Interests (or any portion thereof), or obligating Seller or the Company to issue, sell or transfer the Company Subsidiary Interests (or any portion thereof), and (ii) neither Seller nor the Company is a party to any voting trust, proxy, or other Contract that affects or relates to the voting or giving of Consent with respect to the Company Subsidiary Interests (or any portion thereof).
(d)    True and complete copies of all Organizational Documents of the Company Entities, as in effect as of the date hereof, have been made available to Buyer.
Section 3.5    No Brokers or Finders. Except as set forth on Section 3.5 of the Seller Disclosure Schedule, neither Seller nor any Company Entity has incurred or will incur, directly or indirectly, as a result of any action taken or permitted to be taken by or on behalf of Seller or any Company Entity, any liability for brokerage or finders’ fees or agents’ commissions in connection with the execution and performance of the transactions contemplated by the Transaction Documents.
Section 3.6    Company Entity Organization; Good Standing and Power.
(a)    Each of the Company Entities is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite organizational power and authority to own, lease and operate its properties and operate its business as currently conducted.
(b)    Each of the Company Entities is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership of the property owned, leased or operated by it or the operation of the business currently conducted by it makes such qualification necessary, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.7    Legal Proceedings; Orders. (a) There is no Action of any nature pending or, to Seller’s Knowledge, threatened, against the Company, or to Seller’s Knowledge, pending or threatened against any Company Subsidiary or affecting of its respective assets that (i) challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by the Transaction Documents, (ii) would otherwise affect the Company’s ability to perform its obligations under the Transaction Documents or (iii) would, individually or in the aggregate, reasonably be expected to result in a material Liability, (b) there is no Action of any nature pending or, to Seller’s Knowledge, threatened, against Seller that (i) challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by the Transaction Documents or (ii) would otherwise affect Seller’s ability to perform its obligations under the Transaction Documents and (c) there are no outstanding Orders and no unsatisfied judgments, penalties or awards against Seller or the Company, or to Seller’s Knowledge, the Company Subsidiaries or affecting any of their respective assets that would affect Seller or the Company’s ability to perform its obligations under the Transaction Documents or, individually or in the aggregate, reasonably be expected to result in a material Liability.
Section 3.8    Taxes.
(a)    Except as set forth on Section 3.8(a) of the Seller Disclosure Schedule, (i) all Tax Returns required to be filed, taking into account all allowable extensions, by any Company Entity have been duly and timely filed by the applicable due date with the appropriate Tax Authority and all such Tax Returns were complete and accurate in all material respects and all material items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return, were so included; (ii) no Company Entity is currently the beneficiary of any extension of time, other than customary extensions, within which to file any Tax Return; and (iii) all material Taxes due and owing (whether or not shown on any Tax Return) by each Company Entity have been timely paid in full to the appropriate Tax Authority.
(b)    The Company is, and at all times since its formation has been, classified as an entity that is disregarded from Seller for United States federal income tax purposes. The Company has not filed an election to be treated as an association taxable as a corporation for federal or state income Tax purposes.
(c)    Since the date of its formation, each of the Company Subsidiaries has been treated as a partnership for United States federal income tax purposes, and neither of the Company Subsidiaries has been taxed as a corporation for United States federal income tax purposes. Neither of the Company Subsidiaries has filed an election to be treated as an association taxable as a corporation for federal or state income Tax purposes.
(d)    All Tax withholding and deposit requirements imposed on or with respect to the Company or any of the Company Subsidiaries have been satisfied in full in all respects.
(e)    Except as set forth on Section 3.8(e) of the Seller Disclosure Schedule, no unresolved dispute or claim concerning any material Tax liability of any Company Entity has been claimed, raised or threatened by any Tax Authority in writing. There are no Liens (other than Permitted Liens) on any of the assets of the Company Entities that arose in connection with any failure (or alleged failure) to pay any material Tax. There are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of material Taxes or Tax matters of the Company Entities. There is no written claim against any Company Entity for any material Taxes. No assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to any Company Entity. There is not in force any waiver or agreement for any extension of time for the assessment, payment or collection of any material Tax of or with respect to any Company Entity. No Company Entity has granted a power-of-attorney relating to Tax matters to any Person. No Company has applied for or received a ruling or determination from a Tax Authority regarding a past or prospective transaction. No written Action that has not been resolved has ever been made by any Tax Authority in a jurisdiction where the Company does not file Tax Returns that any Company Entity is or may be subject to taxation by that jurisdiction.
(f)    No Company Entity is subject to any Tax allocation or sharing Contract, and no payments are due or will become due by any Company Entity pursuant to any such Contract or any Tax indemnification agreement. No Company Entity has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person, as a transferee or successor, by Contract, or otherwise.
(g)    No Company Entity will be required to include any amount in income for any taxable period as a result of (i) a change in accounting method for any taxable period ending on or before the Closing Date, (ii) any agreement with any Tax Authority with respect to any such taxable period, (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iv) the receipt of any prepaid revenue on or prior to the Closing Date or (v) an election under section 108(i) of the Code. No Company Entity is or has been a party to any “reportable transaction,” as defined in section 6707A(c) of the Code and section 1.6011-4(b) of the Treasury Regulations.
(h)    Each Company Subsidiary has in place, an election under Section 754 of the Code that will be effective with respect to the transactions contemplated by this Agreement.
Section 3.9    Material Contracts.
(a)    Section 3.9(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of all material Contracts to which the Company is a party or by which any of its assets are bound, and to Seller’s Knowledge, all material Contracts to which any Company Subsidiary is a party or by which any of its assets are bound (collectively, the “Material Contracts”), and Seller has provided to Buyer true and complete copies of all Material Contracts prior to the date of this Agreement.
(b)    (i) Neither the Company, nor, to Seller’s Knowledge, any Company Subsidiary or any other party to any Material Contract is in breach, violation or default, and no event has occurred which, with notice or lapse of time or both, would result in a breach or violation of, or constitute a default or an event of default creating rights of acceleration, termination or cancellation or a loss of rights or material benefits under, such Material Contract, except for breaches, violations or defaults as would not, individually or in the aggregate, materially impair the operations of the Company Entities, taken as a whole, or result in a material Liability, (ii) each Material Contract with respect to the Company, and, to Seller’s Knowledge, with respect to any Company Subsidiary, is in full force and effect and constitutes a legal, valid and binding obligation of the Company Entity party thereto and any other party that is party thereto, subject to the Remedies Exception, and (iii) neither Seller, the Company, nor, to Seller’s Knowledge, any Company Subsidiary has received any notice of the cancellation or early termination of any Material Contract.
Section 3.10    Environmental Matters.
(a)    To Seller’s Knowledge, except as set forth on Section 3.10 of the Seller Disclosure Schedule:
(i)    the Company Entities are in material compliance with all applicable Environmental Laws, and neither Seller nor any Company Entity has received (A) any Environmental Notice, or (B) any written request for information from any Governmental Authority pursuant to any Environmental Law, which, in each case, either remains pending or unresolved, or is the source of material ongoing obligations or requirements;
(ii)    the Company Entities have obtained and are in compliance in all material respects with all Environmental Permits necessary for the ownership, lease, operation or use of their respective businesses and assets and all such Environmental Permits are in full force and effect; and
(iii)    there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company Entities that is the source of material ongoing obligations or requirements.
(b)    This Section 3.10 provides the sole and exclusive representations and warranties of Seller in respect of environmental matters, including any and all matters arising under Environmental Laws, including with respect to compliance therewith and Liabilities thereunder.
Section 3.11    Compliance with Laws. Except for Laws relating to Taxes (which are not subject to this Section 3.11), Environmental Laws (which are addressed exclusively in Section 3.10), Permits (which are addressed exclusively in Section 3.12), and Laws relating to employment matters (which are addressed exclusively in Section 3.15), the Company and, to Seller’s Knowledge, each Company Subsidiary is currently compliance in all material respects with all Laws applicable to it or its respective business, properties or assets. Neither the Company, nor, to Seller’s Knowledge, any Company Subsidiary has received any written notice from any Governmental Authority alleging or asserting that such Company Entity is in violation of any Law applicable to it that would, individually or in the aggregate, reasonably be expected to result in a material Liability or a criminal penalty.
Section 3.12    Permits. Except for Environmental Permits (which are addressed exclusively in Section 3.10), all material Permits required for the Company and, to Seller’s Knowledge, each Company Subsidiary to conduct its business, as presently conducted, have been obtained by it and are valid and in full force and effect and all fees and charges with respect to such Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such Permit with respect to the Company or, to Seller’s Knowledge, any Company Subsidiary.
Section 3.13    Financial Statements; Undisclosed Liabilities.
(a)    Seller has delivered to Buyer true and correct copies of the following (the “Financial Statements”): (i) audited balance sheets as of December 31, 2014 (the “Balance Sheet Date”) and December 31, 2013, and the related consolidated statements of income and comprehensive income, cash flows and statements of members’ equity for the years then-ended, (ii) unaudited balance sheets as of June 30, 2014, and June 30, 2015, and the related consolidated statements of income and comprehensive income, cash flows and statements of members’ equity for the six (6) months then-ended, in each case of clauses (i) and (ii), of each of the Company Subsidiaries. The Financial Statements present fairly, in all material respects, the financial position of the Company Subsidiaries as of the date thereof and the results of their operations and cash flows for the period then-ended, and were prepared in conformity with GAAP (except, in the case of the unaudited balance sheets, for the absence of footnotes and any normally occurring year-end adjustments), consistently applied.
(b)    The Company Subsidiaries have no Liabilities that would be required under GAAP to be reflected or reserved against in a balance sheet of the Company Subsidiaries or the footnotes thereto and that are material to the financial position of the Company Subsidiaries, except (a) Liabilities which are adequately reflected or reserved against in the Financial Statements as of the Balance Sheet Date and (b) Liabilities which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, (c) Liabilities under Contracts of any Company Subsidiaries (other than as a result of a breach thereof by such Company Subsidiaries) and (d) Liabilities incurred in connection with the transactions contemplated by the Transaction Documents.
Section 3.14    Absence of Changes. With respect to the Company, since its date of formation, and with respect to the Company Subsidiaries, to Seller’s Knowledge, since the Balance Sheet Date: (a) the business of the Company Entities has been conducted in the ordinary course of business consistent with past practice, (b) there has not been (i) any declaration, setting aside or payment of any non-cash distribution by any Company Entity or (ii) any material damage destruction or loss of any of the assets or properties of the Company Entities and (c) there has not been any event, occurrence or development which has had, or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.15    Employment Matters. No Company Entity has any employees. The representations and warranties in this Section 3.15 are the sole and exclusive representations and warranties of Seller concerning employment matters.
Section 3.16    Title to Assets. (a) FPS LLC owns good, valid and indefeasible title to the FPS and (b) Lateral LLC owns good, valid and indefeasible title to the Lateral Facilities, in the case of each of clauses (a) and (b), free and clear of all Liens (other than Permitted Liens).
Section 3.17    Budget. Section 3.17 of the Seller Disclosure Schedule sets forth a true and correct copy of the annual budget of each of the Company Subsidiaries setting forth proposed operating costs and capital expenditures of each such Company Subsidiary through December 31, 2015, duly approved in accordance with the FPS LLC Agreement and the Lateral LLC Agreement, as applicable, and as in effect as of the date hereof.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER
Except with respect to representations or warranties expressly made as of a specified date, Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:
Section 4.1    Organization and Good Standing of Buyer. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.
Section 4.2    Authority; Enforceability. Buyer has all requisite limited liability company power and authority to execute and deliver Transaction Documents to which it is or will be a party and to perform its obligations thereunder and to consummate the transactions contemplated hereby and thereby, and all limited liability company action required on the part of Buyer for such execution, delivery and performance has been duly and validly taken. Each of the Transaction Documents to which Buyer is or will be a party has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Seller, constitutes, or will constitute at the Closing, a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by the Remedies Exception. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is or will be a party, and the consummation of the transactions contemplated hereby and thereby, have been approved by (a) the conflicts committee (“Conflicts Committee”) of the board of directors of American Midstream GP, LLC (the “Buyer Parent GP Board”) and (b) the Buyer Parent GP Board, and such approvals have not been amended, repealed, revoked or rescinded and are in full force and effect as of the date hereof, and no other limited liability company actions are necessary on the part of Buyer to approve this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.
Section 4.3    No Conflicts; Consents.
(e)    The execution, delivery and performance by Buyer of the Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any Organizational Document of Buyer; (ii) conflict with or violate any Law applicable to Buyer; (iii) result in a breach or violation of, or constitute a default or an event of default under, create or give rise to rights of acceleration, termination or cancellation or a loss of rights or a material benefit under, any Contract to which Buyer is or will be a party, except, in the case of each of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(f)    No Consent of, with or to any Governmental Authority or other Person is required to be obtained or made by Buyer in connection with the execution, delivery and performance of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated hereby or thereby other than Consents that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to be material to Buyer.
Section 4.4    Legal Proceedings; Orders. (a) There is no Action of any nature pending or, to Buyer’s Knowledge, threatened against Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by the Transaction Documents or that would otherwise affect Buyer’s ability to perform its obligations under the Transaction Documents and (b) there are no outstanding Orders and no unsatisfied judgments, penalties or awards against or affecting Buyer that would affect its ability to perform its obligations under the Transaction Documents.
Section 4.5    Compliance with Laws. Buyer is currently in compliance in all material respects with all Laws applicable to it or its business, properties or assets.

Section 4.6    No Brokers or Finders. Buyer has not incurred and will not incur, directly or indirectly, as a result of any action taken or permitted to be taken by or on behalf of Buyer, any liability for brokerage or finders’ fees or agents’ commissions or similar charges in connection with the execution and performance of the transactions contemplated by the Transaction Documents.
Section 4.7    Investment. Buyer is aware that the Subject Interests being acquired by Buyer pursuant to the transactions contemplated hereby have not been registered under the Securities Act or under any state securities Laws. Buyer is not an underwriter, as such term is defined under the Securities Act, and Buyer is purchasing the Subject Interests solely for investment and not with a view toward, or for sale in connection with, any distribution thereof within the meaning of the Securities Act, nor with any present intention of distributing or selling any of the Subject Interests. Buyer and its Affiliates acknowledge that none of them may sell or otherwise dispose of the Subject Interests except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities Laws. Buyer is an “accredited investor” as defined under Rule 501 of Regulation D promulgated under the Securities Act.
Section 4.8    Information.
(c)    Seller and the Company Entities have provided Buyer with such access to the facilities, books, records and personnel of the Company Entities as Buyer has deemed necessary and appropriate in order for Buyer to investigate to its satisfaction the business and operations of the Company Entities sufficiently to make an informed investment decision to purchase the Subject Interests and to enter into this Agreement. Buyer (either alone or together with its Representatives) has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its purchase of the Subject Interests and is capable of bearing the economic risks of such purchase. Buyer’s acceptance of the Subject Interests on the Closing Date shall be based upon its own investigation, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except as expressly set forth in this Agreement or any other Transaction Document.
(d)    Buyer has relied solely on its own legal, tax and financial advisors for its evaluation of its investment decision to purchase the Subject Interests and to enter into this Agreement and not on the advice of Seller or its Affiliates or their respective legal, tax or financial advisors. Buyer acknowledges that any financial projections that may have been provided to it are based on assumptions of future operating results based on assumptions about certain events (many of which are beyond the control of Seller). Buyer understands that no assurances or representations can be given that the actual results of the operations of any Company Entity will conform to the projected results for any period. Except with respect to any representation or warranty expressly set forth in this Agreement or any other Transaction Document, Buyer specifically acknowledges that no representation or warranty has been made, and that Buyer has not relied on any representation or warranty, as to the accuracy of any projections, estimates or budgets, future revenues, future results from operations, future cash flows, the future condition of the FPS, the Lateral Facilities or any assets of any Company Entity, the future financial condition of such Company Entity, or any other information or documents made available to Buyer, its Affiliates or its or their respective Representatives.
ARTICLE V.
COVENANTS
Section 5.1    Conduct of the Business of the Company Entities.
(a)    Seller covenants and agree that, except (i) as otherwise expressly contemplated by this Agreement (including as described in Section 5.1 of the Seller Disclosure Schedule and in connection with the Intercompany Transfers) and the other Transaction Documents, (ii) for the effect of the announcement and consummation of the transactions contemplated hereby and thereby or (iii) as otherwise approved in writing by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed), during the period commencing as of the date hereof and ending on the Closing Date (the “Interim Period”), Seller shall cause the Company Entities to be operated in the ordinary course of business, and shall use commercially reasonable efforts to preserve, maintain and protect the assets and properties of the Company Entities; provided, that such efforts shall not include (x) any requirement or obligation to make any payment or assume any Liability not otherwise required to be paid or assumed by the terms of an existing Contract or (y) offer or grant any financial accommodation or other benefit not otherwise required to be made by the terms of an existing Contract.
(b)    In furtherance and not in limitation of Section 5.1(a), during the Interim Period, except (i) as otherwise contemplated by this Agreement (including as described in Section 5.1 of the Seller Disclosure Schedule and in connection with the Intercompany Transfers) and the other Transaction Documents or (ii) as otherwise approved in writing by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed), Seller shall not, and shall cause the Company Entities not to, amend the Organizational Documents of any Company Entity or modify any material tax election or accounting methods or polices of any Company Entity (other than as required by GAAP).
(c)    Notwithstanding the foregoing or anything in this Agreement to the contrary, Seller may take (or not take, as the case may be) any of the actions described in this Section 5.1 if reasonably necessary under emergency circumstances or as required pursuant to applicable Law. Nothing contained in this Agreement shall be construed to give to Buyer, directly or indirectly, rights to control or direct the business or operations of Seller or its Affiliates (including the Company Entities).
Section 5.2    Access to Information.
(g)    During the Interim Period, Seller shall, upon reasonable prior notice and during regular business hours, cause the Company Entities to afford Buyer, its Affiliates and their respective Representatives reasonable access to the personnel, facilities, properties, books and records of the Company Entities to the extent that Buyer reasonably believes necessary or advisable to familiarize itself with such properties and other matters and, during such period, Seller shall furnish to Buyer all financial and operating data and other information concerning the business and operations of the Company Entities as Buyer may reasonably request; provided, that such access shall only be upon reasonable notice, shall not disrupt personnel and operations of the Company Entities and shall be at Buyer’s sole cost and expense. Any access to the offices, facilities, properties, books and records of the Company Entities shall be subject to the following additional limitations: (i) Buyer, its Affiliates, and their respective Representatives, as applicable, shall give Seller notice of at least two (2) Business Days prior to conducting any inspections relating to any facility or property of the Company Entities, and a Representative of Seller shall have the right to be present when Buyer, its Affiliates or their respective Representatives conducts its or their inspections on such facility or property; (ii) none of Buyer, its Affiliates or their respective Representatives shall damage the property of any Company Entity or any portion thereof; and (iii) Buyer, its Affiliates, and their respective Representatives, as applicable, shall (A) use reasonable best efforts to perform all inspections in an expeditious and efficient manner; and (B) indemnify, defend and hold harmless Seller, its Affiliates, and each of their respective directors, managers, officers and employees, from and against all Losses resulting from or relating to the activities of Buyer, its Affiliates and their respective Representatives under this Section 5.2(a). The foregoing indemnification obligation shall survive the Closing or termination of this Agreement. Notwithstanding anything herein to the contrary, Seller shall not be required to provide any access or information to Buyer, its Affiliates or any of their respective Representatives which Seller reasonably believes it is prohibited from providing by reason of applicable Law, which constitutes or allows access to information protected by attorney-client privilege, or which Seller is required to keep confidential or prevent access to by reason of any Contract with any third party.
(h)    It is further agreed that none of Buyer, its Affiliates or their respective Representatives shall, prior to the Closing Date, contact any competitor, customer, supplier, distributor, contractor, service provider, lender, employee, agent or Representative of Seller or any of its Affiliates (including the Company Entities) with respect to the business and operations of the Company Entities or the transactions contemplated hereby, or any Governmental Authority or Representatives thereof in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the specific prior authorization of Seller (other than any required filings contemplated by Section 5.9); provided, that Buyer may contact employees, agents and Representatives of Seller or any of its Affiliates (including the Company Entities) pursuant to and in accordance with Section 5.2(a).
(i)    Buyer, its Affiliates and their respective Representatives shall hold in confidence all confidential information obtained from Seller, the Company Entities or their respective Affiliates or Representatives, in accordance with the provisions of the Confidentiality Agreement which, notwithstanding anything contained therein, shall remain in full force and effect following the execution of this Agreement and shall survive any termination of this Agreement in accordance with its terms.
Section 5.3    Public Announcements. Each Party shall (a) consult with the other Party before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement or the other Transaction Documents, (b) provide to the other Party for review a copy of any such press release or public statement and (c) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior consent of the other Party to this Agreement, unless required by applicable Law or the regulations of any applicable stock exchange, in which case, the Party required to issue the press release or make the public statement shall, prior to issuing such press release or making such public statement, use its commercially reasonable efforts to allow the other Party reasonable time to comment on such release or statement to the extent practicable. Notwithstanding anything in the foregoing to the contrary, nothing in this Section 5.3 shall limit Seller’s right to make public statements about its respective actions under Section 8.1 without prior consultation with Buyer.
Section 5.4    Notification of Certain Matters. Buyer and Seller shall use their respective commercially reasonable efforts to promptly notify each other of any material Actions in connection with the transactions contemplated by this Agreement commenced or, to Buyer’s Knowledge or Seller’s Knowledge, threatened, against Seller or Buyer, as the case may be, or any of their respective Affiliates.
Section 5.5    Disclosure Schedule Update. From time to time prior to the Closing, Seller may, at its option, supplement or amend and deliver such updates to the Seller Disclosure Schedule (each a “Schedule Update”) as may be necessary to complete or correct any information in such Seller Disclosure Schedule or in any representation or warranty of Seller that has been rendered inaccurate or incomplete due to any change, event, effect or occurrence since the date of this Agreement. Any such Schedule Update (a) shall not be deemed to have been made as of the date of this Agreement for purposes of determining whether the conditions in ARTICLE VI have been satisfied and (b) shall be deemed to have made as of the date of this Agreement for purposes of the indemnification provisions in ARTICLE VII. For the avoidance of doubt, Buyer shall not be permitted to terminate this Agreement and it shall not otherwise be deemed a breach of this Agreement as a result of any Schedule Updates that relate to any actions permitted by or taken pursuant to Section 5.1.
Section 5.6    Buyer Financing. If Buyer intends to raise equity or debt financing in order to consummate the transactions contemplated by this Agreement or the Transaction Documents, then Buyer shall deliver written notice of such intent to Seller as promptly as reasonably practicable, and in no event later than five (5) days following the date of this Agreement. Seller and its Affiliates shall in good faith cooperate with Buyer and its Affiliates to assist Buyer in preparing and marketing the equity or debt financing, as the case may be; provided, that Buyer shall reimburse Seller and its Affiliates for all reasonable out-of-pocket costs and expenses incurred by them in connection with the performance of their obligations under this Section 5.6. Notwithstanding anything to the contrary, the condition set forth in Section 6.1(d), as it applies to the obligations of Seller under this Section 5.6, shall be deemed satisfied unless Seller’s willful breach of its obligations under this Section 5.6 is the direct and proximate cause of the Buyer’s failure to consummate the Closing.
Section 5.7    Tax Covenants.
(c)    All sales, use, stamp, registration, value added, documentary, filing, recording, transfer or similar fees or taxes or governmental charges as levied by any Tax Authority in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne fifty percent (50%) by Seller and fifty percent (50%) by the Buyer; provided, however, that each of the Buyer and Seller shall be responsible for all interest, penalties, additions or additional amounts imposed as a result of such Party’s failure to timely pay its share (as determined under this Section 5.7(a)) of such Transfer Taxes. To the extent permitted by applicable Law, Buyer and Seller shall cooperate with each other to obtain exemptions from Transfer Taxes. The party responsible under applicable Law for filing any Tax Return with respect to such Transfer Taxes shall duly and timely file, taking into account all allowable extensions, such Tax Return with the appropriate Tax Authority.
(d)    For income tax purposes, the Parties intend and agree to treat the transactions contemplated by this Agreement as a purchase by Buyer of a twenty-six and one-third percent (26.33%) interest in each asset of the Company, followed by a contribution of their interests in the assets of the Company by each Party to form a new tax partnership, consistent with Situation 1 of Revenue Ruling 99-5, 1999-1 C.B. 434.
(e)    The Parties shall cause the Company to use the remedial method, as described in Treasury Regulation Section 1.704-3(d), for purposes of making allocations under Section 704(c) of the Code.
(f)    For purposes of allocating the taxable income of FPS LLC and Lateral LLC for the 2015 tax year between Seller and Buyer, the Parties shall cause FPS LLC and Lateral LLC to use an interim closing of the books as of the Closing Date.
(g)    Seller shall provide, or cause the Company Subsidiaries to provide, to Buyer, at least thirty (30) days prior to the filing of any Tax Return that provides for a basis adjustment under Section 743(b) of the Code attributable to the purchase of the Subject Interests herein, a draft allocation of such basis adjustment. Seller and the Company Subsidiaries shall consider in good faith any comments to such allocation provided by Buyer prior to the filing of such Tax Return.
Section 5.8    Intercompany Transfers. Prior to the Closing, Seller shall transfer, or cause to be transferred, the Company Subsidiary Interests to the Company (the “Intercompany Transfers”). The Organizational Documents of the Company formed after the date hereof and prior to the Closing shall be in a form customary for wholly-owned subsidiaries; provided, that the limited liability company agreement shall be substantially in the form attached hereto as Exhibit C. Any fees, costs or expenses incurred in connection with the Intercompany Transfers shall be borne by Seller. The Company shall be formed for the purpose of holding, and, prior to the Closing (a) shall not operate in any manner except to hold, the Company Subsidiary Interests, (b) shall not own interests or investments in any Person (other than the Company Subsidiaries) or any assets other than the Company Subsidiary Interests and (c) shall not assume or incur any Liabilities other than those incidental to its ownership of the Company Subsidiary Interests and Liabilities incurred in connection with the transactions contemplated by the Transaction Documents.
Section 5.9    Further Assurances. Subject to the terms and conditions of this Agreement and applicable Law, the Parties shall, and shall cause their respective Affiliates and Representatives to, cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws or otherwise, (a) to consummate and make effective the transactions contemplated by this Agreement as soon as practicable and to take such actions or do such things as any other Party may reasonably request in order to cause any of the conditions to such other Party’s obligation to consummate such transactions specified in ARTICLE VI to be fully satisfied, including by obtaining or making all Consents from, with or to any Person (including any Governmental Authority) required by or necessary for the consummation of the transactions contemplated hereby, and, (b) from and after the Closing, to execute and deliver such further instruments, and take (or cause their respective Affiliates to take) such other actions, as may be reasonably necessary to carry out the purposes and intents of this Agreement and the other Transaction Documents.
ARTICLE VI.
CONDITIONS PRECEDENT
Section 6.1    Conditions to the Obligations of Buyer. The obligations of Buyer to consummate and cause the consummation of the transactions contemplated hereby are subject to the satisfaction or waiver in writing by Buyer, on or prior to the Closing Date, of each of the following conditions:
(a)    No Governmental Authority shall have issued, enacted, entered, promulgated or enforced any Law (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.
(b)    The transactions contemplated hereby shall have been approved by (i) the Conflicts Committee and (ii) the Buyer Parent GP Board, and such approvals shall not have been amended, repealed, revoked or rescinded (including for Buyer's failure to obtain financing) and shall be in full force and effect as of the Closing Date.
(c)    The transactions contemplated hereby shall have been approved by the board of advisors of ArcLight Energy Partners Fund IV, LP, and such approvals shall not have been amended, repealed, revoked or rescinded and shall be in full force and effect as of the Closing Date.
(d)    The representations and warranties of Seller contained in this Agreement, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect (other than with respect to Section 3.14(b)), shall be true and correct, in each case, on and as of the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date) with the same force and effect as though such representations and warranties had been made on the Closing Date, except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect; provided, that the representations and warranties set forth in Section 3.14(b) shall be true and correct in all respects and the Fundamental Representations of Seller shall be true and correct in all material respects.

(e)    Seller shall have performed and complied in all material respects with all of the covenants and agreements hereunder required to be performed and complied with by it prior to the Closing.
(f)    Seller shall have delivered or caused to be delivered to Buyer the items set forth in Section 2.2(a).
Section 6.2    Conditions to the Obligations of Seller. The obligations of Seller to consummate and cause the consummation of the transactions contemplated hereby are subject to the satisfaction or waiver by Seller in writing, on or prior to the Closing Date, of each of the following conditions:
(a)    No Governmental Authority shall have issued, enacted, entered, promulgated or enforced any Law (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.
(b)    The transactions contemplated hereby shall have been approved by (i) the Conflicts Committee and (ii) the Buyer Parent GP Board, and such approvals shall not have been amended, repealed, revoked or rescinded and shall be in full force and effect as of the Closing Date.
(c)    The transactions contemplated hereby shall have been approved by the board of advisors of ArcLight Energy Partners Fund IV, LP, and such approvals shall not have been amended, repealed, revoked or rescinded (including for Buyer's failure to obtain financing) and shall be in full force and effect as of the Closing Date.
(d)    The representations and warranties of Buyer contained in this Agreement, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct, in each case, on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect.
(e)    Buyer shall have performed and complied in all material respects with all of the covenants and agreements hereunder required to be performed and complied with by it prior to the Closing.
(f)    Buyer shall have delivered or caused to be delivered to Seller the items set forth in Section 2.2(b).
Section 6.3    Frustration of Closing Conditions. Neither Buyer nor Seller may rely on the failure of any condition set forth in this ARTICLE VI to be satisfied if such failure was caused by such Party’s failure to act in good faith or comply with its obligations under Section 5.9.
ARTICLE VII.
INDEMNIFICATION
Section 7.1    Indemnification of Buyer. Subject to the limitations and conditions set forth in this ARTICLE VII, Seller agrees to indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Losses resulting from or arising out of any of the following:
(g)    any inaccuracy or breach of any representation and warranty by Seller contained in this Agreement; or
(h)    any breach by Seller of any of its covenants or agreements contained in this Agreement.
Section 7.2    Indemnification of Seller. Subject to the limitations and conditions set forth in this ARTICLE VII, Buyer agrees to indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Losses caused by or arising out of or resulting from any of the following:
(c)    any inaccuracy or breach of any representation and warranty by Buyer contained in this Agreement; or
(d)    any breach by Buyer of any of its covenants or agreements contained in this Agreement.
Section 7.3    Limitation on Indemnification.
(a)    Notwithstanding anything to the contrary in this Agreement or otherwise, the maximum aggregate amount that may be recovered by the Buyer Indemnified Parties or Seller Indemnified Parties under this Agreement (i) for representations and warranties set forth in Section 3.1, Section 3.2, Section 3.4, Section 3.5, Section 3.6, Section 3.16, Section 4.1, Section 4.2, Section 4.6, Section 4.7 and Section 4.8 (the “Fundamental Representations”) and the representations and warranties set forth in Section 3.8), shall not exceed the Purchase Price, and (ii) for all representations and warranties set forth in ARTICLE III and ARTICLE IV, excluding the Fundamental Representations and the representations and warranties set forth in Section 3.8, shall not exceed 10% of the Purchase Price.
(b)    No Party shall be liable for, and no amounts of indemnity shall be payable in the case of, any claim for inaccuracies or breaches of representations and warranties (other than the Fundamental Representations and the representations and warranties set forth in Section 3.8) unless and until the Indemnified Parties have suffered, incurred or sustained otherwise indemnifiable Losses hereunder (after giving effect to any application of any Indemnity Reduction Amounts in accordance with Section 7.5(c)) in excess of an amount equal to one percent (1%) of the Purchase Price in the aggregate (the “Deductible”), in which event the Indemnified Parties shall be entitled to claim indemnity for Losses only to the extent such Losses exceed the Deductible. Without limiting the generality of the foregoing, no Party shall be liable with respect to any individual claim for inaccuracies or breaches of representations and warranties (other than the Fundamental Representations and the representations and warranties set forth in Section 3.8) that results in otherwise indemnifiable Losses, and such Losses shall not be counted toward satisfaction of the Deductible, unless such Losses exceed an amount equal to two hundred fifty thousand dollars ($250,000). For purposes of calculating Losses under this ARTICLE VII, any materiality or Material Adverse Effect qualifications in the representations and warranties shall be disregarded.
Section 7.4    Waiver of Other Representations. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NONE OF SELLER OR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY STATUTORY OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE COMPANY ENTITIES AND THE ASSETS RELATING TO OR USED IN CONNECTION WITH THE FPS, THE LATERAL FACILITIES OR THE BUSINESS OF THE COMPANY ENTITIES, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III.
Section 7.5    Specific Performance; Waiver of Remedies; Limitation on Losses.
(h)    Notwithstanding anything in this Agreement to the contrary, (a) each Party recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement shall cause the other Party to sustain irreparable harm for which it would not have an adequate remedy at Law, and therefore in the event of any such breach the aggrieved Party shall, without the posting of bond or other security (any requirement for which the Parties hereby waive), be entitled to the remedy of specific performance of such covenants and agreements, including injunctive and other equitable relief, in addition to any other remedy to which it might be entitled, (b) a Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, and (c) in the event that any action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law.
(i)    Except as otherwise provided in Section 7.5(a) above, the Parties acknowledge and agree that the indemnification provisions in this ARTICLE VII shall be the exclusive remedy in lieu of any and all other rights and remedies that a Party may have under this Agreement or otherwise with respect to any claim or cause of action (including any claims based upon breach of contract, tort (including negligence and misrepresentation), breach of warranty, strict liability, statute, operation of Law, or any other theory of recovery) for any Loss or Losses connected with or resulting from this Agreement or actions undertaken in connection with this Agreement, other than claims for fraud by any Party in connection with this Agreement.
(j)    The amount which an Indemnifying Party is or may be required to pay to an Indemnified Party in respect of Losses for which indemnification is provided under this Agreement shall be reduced by any amounts actually received (including amounts received under insurance policies) by or on behalf of any Indemnified Party or its Affiliates from third parties (such amounts are referred to herein as “Indemnity Reduction Amounts”). If any Company Entity or Indemnified Party or its Affiliates receives any Indemnity Reduction Amounts in respect of a claim for which indemnification is provided under this Agreement after the full amount of such claim has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such claim and such Indemnity Reduction Amounts exceed the remaining unpaid balance of such claim, then the Indemnified Party shall promptly remit to the Indemnifying Party an amount equal to the excess (if any) of (i) the amount theretofore paid by the Indemnifying Party in respect of such claim, less (ii) the amount of the indemnity payment that would have been due if such Indemnity Reduction Amounts in respect thereof had been received before the indemnity payment was made. An insurer or other third party who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to any benefit they would not be entitled to receive in the absence of the indemnification provisions by virtue of the indemnification provisions hereof. Each of Seller and Buyer, as appropriate, shall, or shall cause each Indemnified Party to, use its commercially reasonable efforts to pursue promptly any claims or rights it may have against all third parties which would reduce the amount of Losses for which indemnification is provided under this Agreement and take all commercially reasonable actions to mitigate damages.
(k)    NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT, HOWEVER, SHALL ANY PARTY AND/OR ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT OR PUNITIVE DAMAGES, LOST PROFITS (INCLUDING ANY DAMAGES ON ACCOUNT OF LOST OPPORTUNITIES) OR LOSSES BASED ON DIMINUTION OF VALUE OR CALCULATED BY REFERENCE TO ANY MULTIPLE OF EARNINGS OR EARNINGS BEFORE INTEREST, TAX, DEPRECIATION OR AMORTIZATION (OR ANY OTHER VALUATION METHODOLOGY) CLAIMED BY A PARTY OR BUYER INDEMNIFIED PARTIES OR SELLER INDEMNIFIED PARTIES ARISING FROM OR RELATING TO (i) ANY ACTION FOR INDEMNIFICATION UNDER THIS ARTICLE VII, OR (ii) ANY OTHER BREACH OR ALLEGED BREACH OF THIS AGREEMENT, PROVIDED, THAT THE FOREGOING LIMITATION SHALL NOT APPLY TO ANY LOSSES INCURRED AS THE RESULT OF ANY FRAUD BY ANY PARTY TO THIS AGREEMENT OR TO THIRD-PARTY CLAIMS FOR WHICH ANY PARTY IS OBLIGATED TO INDEMNIFY ANOTHER PARTY HEREUNDER.
Section 7.6    Indemnification Procedures.
(e)    Any Person claiming indemnification under this ARTICLE VII is hereinafter referred to as the “Indemnified Party” and any Person against whom claims are asserted under this ARTICLE VII is hereinafter referred to as the “Indemnifying Party.” If any Losses are incurred by, asserted against or sought to be collected from an Indemnified Party, said Indemnified Party shall deliver to the Indemnifying Party a notice of a claim for indemnification hereunder (a “Claim Notice”). The Indemnifying Party shall have thirty (30) days from the delivery of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Losses and/or (ii) whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend (to the maximum extent possible under the circumstances) the Indemnified Party against such Losses; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Losses, the Indemnifying Party shall have the right to defend all appropriate proceedings, and with counsel of its own choosing, which proceedings shall be promptly settled or prosecuted by them to a final conclusion. If the Indemnified Party desires to participate in any such defense or settlement it may do so at its sole cost and expense, but the Indemnified Party shall not have control over such defense or settlement unless (A) the Indemnifying Party has failed to adequately assume the defense of such claim or to employ counsel with respect thereto or (B) in the reasonable opinion of the Indemnified Party a conflict of interest exists between the interests of the Indemnified Party and the Indemnifying Party that requires representation by separate counsel, in which case the fees and expenses of such separate counsel will be paid by the Indemnifying Party, provided that in no event will the Indemnifying Party be required to pay the fees and expenses of more than one counsel for the Indemnified Party with respect to any claim. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel (at the sole cost and expense of the Indemnifying Party) in contesting any Losses that the Indemnifying Party elects to contest or, if appropriate and related to the claim in question, in making any counterclaim against the Person asserting the Losses, or any cross complaint against any Person. If the Indemnifying Party has not assumed the defense of a claim within the Notice Period, then the Indemnified Party may settle such claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party has assumed the defense of a claim within the Notice Period, then the Indemnifying Party may not settle such claim without the prior written consent of the Indemnified Party (unless the Indemnifying Party is solely liable for any payments pursuant to such settlement and such settlement contains a full and unconditional release of the Indemnified Party and no terms otherwise affecting the Indemnified Party or the Company Entities, in which case the consent of the Indemnified Party shall not be required).
(f)    The Indemnified Party will provide the Indemnifying Party with written notice of any claim for indemnification under this Agreement; provided, that the failure of any Indemnified Party to so notify the Indemnifying Party will not relieve the Indemnifying Party from any Liability which it may have to such Indemnified Party under this Agreement.
(g)    The Parties shall cooperate with one another with respect to resolving any claim or Liability with respect to which one Party is obligated to provide indemnification hereunder.
(h)    Notwithstanding anything contained in this Agreement, any amounts payable pursuant to the indemnification obligations under this Agreement shall be paid without duplication.
Section 7.7    Survival of Indemnities.
(a)    The representations and warranties in this Agreement and the covenants and obligations set forth herein required to be performed prior to the Closing shall survive for twelve (12) months after the Closing Date; provided, that (i) the Fundamental Representations shall survive indefinitely and (ii) the representations and warranties set forth in Section 3.8 shall survive for a period ending sixty (60) days following the applicable statute of limitations (taking into account any extension thereof). For avoidance of doubt, the covenants and obligations set forth herein required to be performed from and after the Closing shall survive and be enforceable (subject to the limitations set forth in Section 7.5) after the Closing until fully performed; provided, that the indemnification obligations set forth in Section 7.1(a) and Section 7.2(a) shall survive the Closing until termination as provided in this Section 7.7.
(b)    If an Indemnified Party shall have, before the expiration of the applicable survival period set forth in Section 7.7(a), previously made a claim by delivering a Claim Notice to the applicable Indemnifying Party, then any representation or warranty that would otherwise terminate in accordance with Section 7.7(a) above shall continue to survive until the related claim for indemnification has been satisfied or otherwise resolved in accordance with this Agreement.
Section 7.8    Tax Treatment of Indemnity Payments. Seller and Buyer agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price for all Tax purposes.
ARTICLE VIII.
TERMINATION
Section 8.1    Termination Events. Without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:
(e)    by mutual written consent of Seller and Buyer;
(f)    by either Seller or Buyer by giving written Notice to the other Party if the Closing shall not have occurred by December 31, 2015, unless extended by written agreement of Seller and Buyer; provided, that a Party shall not be permitted to terminate this Agreement pursuant to this subsection (b) if such Party is in default or breach hereunder;
(g)    by either Seller or Buyer by giving written Notice to the other Party if such other Party has breached its covenants, agreements or other obligations hereunder in a manner that would reasonably be expected to cause any condition of such Party giving Notice set forth in ARTICLE VI not to be satisfied and, except in the case of a breach of Buyer’s obligation to effect the Closing and pay the Purchase Price in accordance with the terms of ARTICLE VI, such breach has not been cured within thirty (30) days after written Notice thereof by the Party seeking termination hereunder; or
(h)    by either Seller or Buyer by giving written Notice to the other Party if any Governmental Authority shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and such Order or other action shall not be subject to appeal or shall have become final and unappealable; provided, that the right to terminate this Agreement under this subsection (d) shall not be available to any Party whose default or breach hereunder has resulted in such Order or other action.
Section 8.2    Effect of Termination. In the event of any termination of this Agreement pursuant to Section 8.1, all rights and obligations of the Parties hereunder shall terminate without any Liability on the part of either Party or its Affiliates in respect thereof, except that (i) the provisions of, and the obligations of Buyer and Seller under, Section 5.2(c), Section 5.3, Section 7.5(a), this ARTICLE VIII and ARTICLE IX shall remain in full force and effect and (ii) such termination shall not relieve any Party of any Liability for any breach of this Agreement.
ARTICLE IX.
GENERAL PROVISIONS
Section 9.1    Entire Agreement. This Agreement, other the Transaction Documents, the Confidentiality Agreement and all other documents to be executed pursuant hereto set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated hereby and supersede all prior agreements, arrangements and undertakings (oral or written) relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by either Party which is not embodied in or superseded by this Agreement, the Transaction Documents or any other document delivered hereunder and neither Party shall be bound by or be liable for any alleged representation, promise, inducement or statement of intention not so set forth.
Section 9.2    Successors and Assigns. All of the terms, covenants, representations, warranties and conditions in this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. This Agreement and the rights and obligations hereunder shall not be assigned by either Party without the prior written consent of the other Party; provided, that either Party may assign any or all of its rights and obligations hereunder to any of its Affiliates without the prior written consent of the other Party; provided, further, that no such assignment shall relieve the assigning Party of any liability hereunder. Any attempted assignment in violation of this Section 9.2 shall be null and void ab initio.
Section 9.3    Amendments. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Parties, or, in the case of a waiver, by or on behalf of the Party waiving compliance. The failure of either of the Parties at any time or times to require performance of any provisions hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either Party of any condition, or of any breach of any term or covenant, or breach or inaccuracy of any representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or inaccuracy or a waiver of any other condition or of any other breach of any other term or covenant, or breach or inaccuracy of any representation or warranty.
Section 9.4    Notices. All notices, requests, demands and other communications (collectively, “Notices”) required or permitted to be given hereunder shall be in writing and delivered personally by hand, or sent by facsimile transmission (with written confirmation of transmission) or sent by overnight courier service (with written confirmation of receipt), as follows:
If to Seller:                c/o ArcLight Capital Partners, LLC
200 Clarendon Street, 55th Floor
Boston, MA 02117
Attention: Christine Miller
Associate General Counsel
Facsimile: (617) 867-4698

with a copy to:    Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attention: Charles E. Carpenter
Facsimile: (212) 751-4864

If to Buyer, to:     1400 16th Street, Suite 310
Denver, CO 80202
Attention: William B. Mathews
Senior Vice President and General Counsel
Facsimile: (720) 457-6040

with a copy to:    Holland & Hart
555 Seventeenth Street, Suite 3200
Denver, CO 80202
Attention: Lucy Stark
Facsimile: (303) 295-8261

with a further copy to:    Thompson & Knight LLP
333 Clay Street, Suite 3300
Houston, TX 77002
Houston, Texas
Attention: Alan Baden
Facsimile: (832) 397-8044

All Notices shall be deemed to be effectively given upon receipt. Either Party may change its Notice address by giving written Notice to the other Party in the manner specified above.
Section 9.5    Governing Law; Venue; Waiver of Immunities; Jury Trial Waiver.
(c)    This Agreement and the rights and obligations of the Parties hereunder and the transactions contemplated hereby shall be governed by, enforced and interpreted in accordance with the Laws of the State of Delaware without regard to its principles of conflicts of Laws.
(d)    Each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of (i) the Delaware Court of Chancery or (ii) only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any Federal court of United States sitting in the State of Delaware and any appellate court from any thereof, with respect to any proceeding relating to this Agreement. Further, each of the Parties hereby irrevocably and unconditionally waives any objection or defense that it may have based on improper venue or forum non conveniens to the conduct of any such proceeding in any such courts. The Parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties to waive irrevocably any objections to jurisdiction, venue or to convenience of forum. Each of the Parties (on behalf of itself and its Affiliates) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law or in equity.
(e)    WITH RESPECT TO ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY.
Section 9.6    Severability. If any of the provisions hereof are held to be invalid or unenforceable under any Law, the remaining provisions hereof shall not be affected thereby. In such event, the Parties agree and consent that such provisions and this Agreement shall be modified and reformed to implement the original intent of the Parties as closely as possible with respect to those provisions which were held to be invalid or unenforceable.
Section 9.7    Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one agreement. The Parties agree that any document or signature delivered by facsimile transmission, by PDF through electronic mail, or other electronic means shall be deemed an original executed document for all purposes hereof.
Section 9.8    No Third Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person, other than the Parties and the Persons identified in ARTICLE VII, any rights or remedies with respect to the subject matter or any provision hereof.

Section 9.9    Expenses. Except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.
Section 9.10    Construction.
(a)    The definitions in Schedule I shall apply equally to both the singular and plural forms and to correlative forms of the terms defined.
(b)    As the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
(c)    The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”
(d)    The words “hereby,” “herewith,” “hereto,” “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement (including the exhibits and schedules to this Agreement and the Seller Disclosure Schedule) in its entirety and not to any part hereof unless the context shall otherwise require.
(e)    The word “or” has the inclusive meaning represented by the phrase “and/or.”
(f)    Unless the context otherwise requires, any reference herein to:
(i)    any Article, Section, Exhibit, Schedule and the Seller Disclosure Schedule shall be deemed to refer to such Article, Section and Exhibit of, and Schedule or the Seller Disclosure Schedule to, this Agreement, and any reference to any “paragraph” or “clause” shall be deemed to refer to a paragraph or clause of the section or subsection in which the reference occurs;
(ii)    any Contract (including this Agreement) or Law shall be deemed to refer to such Contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions);
(iii)    any Person includes a reference to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person(s) succeeding to its functions and capacities;
(iv)    any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise require; and
(v)    a “day” or a number of “days” (without explicit reference to “Business Days”) shall deemed to be a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(g)    All monetary figures shall be in United States dollars unless otherwise specified.
(h)    The phrases “delivered” or “made available” when used with respect to information or documents means that such information or documents have been physically or electronically delivered to the relevant Party (including, in the case of “made available” to Buyer, posted and thereby provided to Buyer through the online “virtual data room” established by Seller).
(i)    Notwithstanding anything to the contrary herein, any covenant of Seller (and, from and after the Closing, Buyer) set forth herein to (i) cause the Company Entities to take or refrain from taking any action shall, with respect to any of the Company Subsidiaries, be deemed only to constitute a covenant of Seller (or Buyer, as the case may be) to use commercially reasonable efforts to cause such Company Subsidiary to take or refrain from taking such action, which efforts shall be limited to the exercise of management, voting, consent or similar rights available to Seller (or Buyer, as the case may be) or the Company under any existing Organizational Document or other Contract with respect to Seller’s (or Buyer’s, as the case may be) or the Company’s ownership interest in such Company Subsidiary or (ii) deliver, furnish or otherwise make available documents or other information with respect to the Company Subsidiaries shall be limited to the extent in Seller’s (or Buyer’s, as the case may be) or the Company’s possession.
(j)    Each of the representations and warranties of the Parties set forth herein shall be deemed to have been made as if the Intercompany Transfers have been consummated as of the date such representations and warranties are made hereunder (provided, that the Intercompany Transfers are consummated in full at or prior to the Closing in accordance with the terms of this Agreement).
[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Purchase and Sale Agreement to be duly executed and delivered as of the date first set forth above.

SELLER:

TOGA OFFSHORE, LLC

By:     /s/ Daniel R. Revers
Name:    Daniel R. Revers
Title:    President

Signature Page to Purchase and Sale Agreement

BUYER:
AMERICAN MIDSTREAM DELTA HOUSE, LLC

By:     /s/ Stephen W. Bergstrom Name:    Stephen W. Bergstrom
Title:    President and Chief Executive Officer

Signature Page to Purchase and Sale Agreement